Exhibit 10.3
Translation from the German language

IKB Deutsche Industriebank	For internal bank use/ Filing information:
Aktiengesellschaft in Düsseldorf and Berlin Mailing address: Eschersheimer Landstraße 121 60322 Frankfurt a. M.	KD 161153
Collateral agreement on a land charge with an assignment of the restitution claims
Provider of collateral (name and address)
IXYS Corporation
Bassett Street 3540
95054 Santa Clara, California
USA
Description of the land charge(s)

Land Register / “Wohnungseigentumsgrundbuch” *separate flat owners/condominium sheet of the Land Register* / “Erbbaugrundbuch” *separate hereditary leasehold sheet of the Land Register* of	of the “Amtsgericht” *Local court* of

Lampertheim	Lampertheim

		Cadastral district	Cadastral plot
Volume	Folio	*Flur*	*Flurstück*
	16794	10	2/7, 2/10

Division III,
serial no	Currency	Amount	In words:
1	DEM	1,500,000.00	German marks one million five hundred thousand

2	DEM	11,750,000.00	German marks eleven million seven hundred and fifty thousand
Owner/Beneficiary under a hereditary leasehold of the charged *or: encumbered* real estate (name and address):
IXYS Corporation, Bassett Street 3540, 95054 Santa Clara, California, USA
The above the land charge(s) — hereinafter referred to as “the land charge” — shall be subject to the following arrangements in addition to the regulations contained in the deed creating the land charge:

1.	Purpose of collateral
The land charge, the assumption of the personal liability as well as the assignment of the claims for restitution shall serve the purpose of
☑ Securing all claims to which the Bank/IKB International S.A., Luxemburg is entitled to on the basis of the loan agreement specified below, and this also in case that the agreed term of the loan should be extended.
Specification of the loan agreement
Loan 1 *Kredit 1* in the amount of EUR 10,000,000.00 granted to IXYS Semiconductor GmbH in accordance with the written loan commitment dated 02 June 2005
☐ Securing all existing, future and conditional claims on the side of the Bank including all its home and overseas branches as well as on the side of IKB International S.A., Luxemburg from the bank-to-customer business relationship against the provider of collateral. If the latter has assumed the liability for the payables of another customer of the Bank (for instance as a guarantor), of the land charge shall serve as collateral for the indebtedness resulting from this assumption of liability tea from the time of the due date of the debt.
2.	Extension of the scope of liability by way of assignment of the claims for restitution of higher and equally ranking land charges
(1) If there are any other present or future land charges which are in a rank preceding or equivalent to the present land charge, the claims for the restitution of such higher and equally ranking land charges and land-charge parts including any interest and side entitlements, the claims for granting of an approval for deletion, the declaration of waiver, a declaration of non-statement of value date *Nichtvalutierung*, as well as the claims for the payment of the excess proceeds in case of sale are hereby assigned upon the Bank. If the claims for restitution have already been assigned to any higher ranking land charges, the claim for restitution of these claims is hereby assigned.

     (2) The assignment is made on condition that the Bank shall have the right to secure satisfaction out of the realisation of the collateral at the due date of the restitution claims also on the basis of the land charge to be assigned upon it at that time, with this land charge serving as a further security in addition to the land charge mentioned above. With regard to this further land charge, the provisions of the present collateral agreement shall apply analogously.
     (3) The Bank shall have the right to notify any assignment of restitution claims to the party being compelled to such restitution.
     (4) In the case of an unregistered land charge, the claim for a surrender of the land-charge certificate and the entitlement to request their submission with the Land Register for the creation of partial land-charge certificates is also assigned.
     (5) If so requested by the Bank, the provider of collateral will deliver all declarations as are required for the assertion of the claims and entitlements as assigned above. The Bank shall have the right to obtain information on the claims secured by the above land charges from the side of higher and equally ranking land-charge creditors.
3.	Use of the collateral
     (1) The Bank shall have the right to use the land charge by way of a compulsory sale by auction if the creditor fails to make due payments on the claims secured by the and land charge despite being granted a period of grace and the Bank has the a right to terminate the secured claim by reason of the contractual agreements made or on the basis of any legal provisions. A corresponding provision shall apply if the loan should not be paid back as of the date which was agreed for the repayment.
     (2) The Bank shall have a right to file the application for sequestration if the borrower is in default with a sum corresponding to 1 per cent of the nominal amount of the land charge.
     (3) The Bank shall have the right to pursue forced collection out of the assumption of personal liability if the borrower fails to make due payments when due despite the fact of being granted a period of grace.

     (4) The Bank shall announce any measures of forced collection in writing with a period of one month.
4.	Release of collateral
(1) After having satisfied its claims which were secured by the land charge, the Bank shall release the land charge plus be traced and other rights and privileges to the provider of the collateral. The Bank shall transfer these securities upon a third party if compelled to do so. This may, for instance, be the case if a claim for restitution of the land charge was a assigned upon a third party.
(2) Event prior to the full satisfaction of its claims secured by the land charge, the Bank shall be compelled to release the lower-ranking land charges or partial land charges upon request if, and to the extent to which, the amount of the land charge is in excess of the claims so secured.
(3) If additional securities were created for the claims secured by the land charge (for instance other land charges related to other pledged objects, ABC, claims assignments), the Bank shall — beyond its release obligation contained in section 2 — be compelled to release to the respective provider of collateral upon a corresponding request and at its discretion in whole or in part either the land charge or any other security, if the realisable value of all collateral exceeds
110%
of the secured claims of the Bank not only temporarily.
(4) In context with the selection of the collateral to be released, the Bank shall take into account the justified concerns of both the provider of collateral and the creator of the additional collateral.
5.	Insurance coverage for the charged real estate and pledging of claims out of the insurance coverage taken out for appurtenances
(1) the buildings and fittings as well as the appurtenances located on the charged real estate shall — if not yet done — be insured at the cost of the provider of collateral against all risks for which the bank considers insurance coverage as necessary. In particular, a fire insurance policy adequate in value shall be taken out and maintained as long as the Bank shall have any claims which are secured by the land charge. If this insurance coverage shall not be established at all, or not in a sufficient degree, the Bank itself shall have the right to take out such an insurance coverage at the cost of the provider of collateral.
(2) Any claims arising out of any insurance policy which is already existing or to be taken out in the future are hereby assigned to the Bank as a pledge for the aforementioned securing purpose. The Bank shall have the right to notify the underwriter about the pledging in the name of the policy holder.
6.	Information and inspection
The Bank shall have the right to ask for the submission of all information and evidence as well as for the handing over of the documents which it requires for the administration and use of the land charge. The Bank shall have the right to obtain such a information, evidence and documentation also from authorities, underwriting companies or other third parties at the cost of the borrower. The Bank shall have the right to inspect the charged real estate, the buildings and the appurtenances is and to inspect all documents regarding the charged real estate.
7.	Set-off of payments
The Bank shall set off all payments made on account of the claims which are secured by the land charge, unless such payments were made in individual cases in a justified manner on the land charge itself.
The present agreement shall be subject to German law.
Place of jurisdiction: Düsseldorf
Place, date, signature of provider of collateral

Santa Clara, July 14, 2005 IXYS Corporation	/s/ Nathan Zommer

Declaration made by the owner(s)/beneficiary(ies) under a hereditary leasehold of the charged real estate, if not identical to the provider of collateral
I/We, the owner(s)/beneficiary(ies) under a hereditary leasehold of the charged real estate, do hereby approve the above declaration; I/we do particularly consent to the assignment of the claim for restitution in accordance with number 2.
Place, date, signature of the owner(s)/beneficiary(ies) under a hereditary leasehold

Place, date, signature of the borrower, if not identical to the provider of collateral
Lampertheim, (date) ...
IXYS Semiconductor GmbH

(Company seal, legally binding signature)
Place, date, signature of the Bank
Frankfurt, (date)
IKB Deutsche Industriebank AG

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